Pruco Life Insurance Company
The Prudential Insurance Company of America
Both are Prudential companies.
Policy is issued by the company named at the beginning of this application.

PROPOSED INSURED(S):
POLICY NUMBER (IF KNOWN):
Product and benefit availability may differ by state.

1. INVESTMENT OPTIONS AND ALLOCATIONS
I request that net premium payments be allocated to the investment options selected here. Investment allocations must be made in whole numbers and the total allocation must equal 100%.
•Allocations to the Fixed Rate Option (FXRT) are subject to transfer restrictions to subaccounts.
•Fixed Rate Option is required to be used for Designated Transfers in section 5 below (where you must select exclusively from Index Strategy(ies).
•Automatic Money Market (AMKT) is required to be used for Dollar Cost Averaging (DCA. See section 4 below).
•If you select the Extended Plus No-Lapse Guarantee Rider below, your allocations are restricted to Buffered Index Strategies.

Investment Option	Code	Allocation	Investment Option	Code	Allocation
		%			%
		%			%
		%			%
		%			%
		%			%
		%			%
		%			%
		%			%
		%			%
		%			%
Total 100%

2. NO-LAPSE GUARANTEE—FLEXGUARD LIFE IVUL ONLY
Your policy comes with a 5-year built-in No-Lapse Guarantee at no additional cost. You may extend your policy’s built-in No-Lapse Guarantee by selecting an optional rider here. The rider comes at an additional cost. If you select the Extended Plus No-Lapse Guarantee Rider, your allocations options are restricted to Buffered Index Strategies. Please see the initial summary prospectus and the Index Strategies prospectus for more details regarding the restrictions.
☐    Extended No-Lapse Guarantee Rider – the No-Lapse Guarantee Rider will terminate no later than the policy anniversary immediately on or after the insured’s 91st birthday.
☐    Extended Plus No-Lapse Guarantee Rider – the No-Lapse Guarantee Rider will terminate no later than the policy anniversary immediately on or after the insured’s 121st birthday.
Note – The riders can only be removed and cannot be added or switched after the policy has been issued.

3. S&P 500® INDEXED ACCOUNT RIDER—PRULIFE CUSTOM PREMIER II ONLY
The election of this rider allows you to select the S&P 500® Indexed Account, now or in the future. For further information regarding the S&P 500® Indexed Account, please see the initial summary prospectus.
☐    Check this box to elect the S&P 500® Indexed Account Rider.
If you wish to have a specified dollar amount to be transferred monthly into the S&P 500® Indexed Account, a portion of your payment allocation in section 1 is required to be directed to Fixed Rate Option (FXRT) in conjunction with designated transfers instructions in section 5 below.

ORD 96200-2022 Variable                                                1

4. DOLLAR COST AVERAGING
To enroll in Dollar Cost Averaging (DCA), the Request for Dollar Cost Averaging- Enrollment or Change (COMB 98815) form must be completed. Automatic Money Market (AMKT) is required in section 1 to be used for Dollar Cost Averaging (DCA).

5. PRULIFE CUSTOM PREMIER II AND FLEXGUARD LIFE IVUL ONLY—DESIGNATED TRANSFERS
You may specify a dollar amount to be transferred monthly on the transfer date to the Index Strategy(ies).
•A portion is required to be allocated to Fixed Rate Option (FXRT) in section 1 above.
•For product(s) that offer(s) S&P 500® Indexed Account as a Rider, the rider is required to be selected in section 3 above to request designated transfers.
Until you provide revised instructions, as funds become eligible for transfer, we will transfer amounts monthly as you indicate here:
Dollar amount of designated transfers: $
Number of months for designated transfers: or ☐ Unlimited
If the Fixed Rate Option (FXRT) is only sufficient for us to transfer part of your designated transfers amount, then the entire available amount will be transferred. Months where only a partial or no transfer takes place because the Fixed Rate Option is insufficient will count against the number of months elapsed in your instructions. Until you provide revised instructions, as funds become eligible for transfer, we will transfer amounts monthly as you indicate.
FLEXGUARD LIFE IVUL ONLY:
Transfer to:

Index Strategy	Code	Allocation	Index Strategy	Code	Allocation
		%			%
		%			Total 100%

6. INFORMATION ON MATURING INDEXED SEGMENTS
Until you provide revised instructions, as index segments mature, proceeds from each maturing index segment will be allocated to a new segment in the same Indexed Account/Index Strategy. Other options for allocating proceeds from maturing index segments are available. In order to change your maturing index segment allocation instructions, please use the Request for Reallocations, Directed Payments, and Transfers Form (ORD 84689).
For further information regarding the Index Strategies or S&P 500® Indexed Account rider please see the initial summary prospectus and the Index Strategies prospectus (as applicable).

7. AUTOMATIC REBALANCING
To enroll in Automatic Rebalancing, the Request for Auto Rebalance (ORD 96819) form must be completed.

8. ALLOCATED CHARGES

You may select up to two investment options from which your monthly charges will be deducted.
•Percentages selected must be whole numbers (for example, 33 1/3 is invalid). The sum of all percentages must equal 100%.
•Indexed Accounts/Index Strategies may not be selected.
•If you do not specify an allocation of monthly charges or if there is insufficient money in the selected investment options, charges will be deducted from the remaining investment options using the method described in the prospectus.

Investment Option	Code	Allocation	Investment Option	Code	Allocation
		%			%
		%			Total 100%

9. TELEPHONE REALLOCATIONS/TRANSFER PRIVILEGES
If more than one owner, telephone reallocations/transfer privileges are not allowed.

☐    I do not wish to authorize telephone reallocations/transfers. I understand that by not taking this option, any future request for this option must be submitted in writing.

ORD 96200-2022 Variable                                                2

10. SIGNATURE
I believe this contract meets my insurance needs and financial objectives. I acknowledge receipt of the initial summary prospectus for the contract. If I elected the FlexGuard Life product, I acknowledge having also received the Index Strategies prospectus. I understand that the contract’s value and death benefit may vary depending on the contract’s investment experience.
An illustration of values is available upon request.
Signature of Policyowner X / /
Signature of Policyowner X / /
Signature of Policyowner X / /
Signature of Policyowner X / /
This form, and the information contained within, is not intended as investment advice and is not a recommendation about managing or investing your retirement savings. Prudential Annuities, Prudential Individual Life, and the Prudential entity(ies) set forth on this form, are not acting as your fiduciary as defined by any applicable laws and regulations. Please consult with your financial professional about managing or investing your retirement savings.
ORD 96200-2022 Variable                                                3